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                                                                    EXHIBIT 2.3


                         LICENSE AND SERVICES AGREEMENT

         This Agreement is entered into this ___ day of May, 1996, by and between Fidelity Asset Management Services, LLC ("Licensor"), a Delaware limited liability company with a principal place of business in Boston, Massachusetts, and BancCorp Systems, Inc. ("Licensee"), a North Carolina corporation with its principal place of business in Amarillo, Texas.

                              BACKGROUND STATEMENT

         Licensee entered into an Agreement with Federated Administrative Services, Inc. and two related entities ("Federated") dated as of June 1, 1994 (the "Federated Agreement") pursuant to which Licensee developed certain software for Federated. Broadway & Seymour, Inc. ("BSI"), Licensee, Licensor's assignor and certain other parties have entered into an Asset Purchase Agreement, dated as of April 10, 1996, as amended (the "Purchase Agreement") pursuant to which Licensee has transferred and assigned substantially all of its assets to Licensor. Licensee has not assigned the Federated Agreement to Licensor and the sole purpose of this Agreement is to ensure that Licensee will be able to continue complying with its obligations under the Federated Agreement.

                                   AGREEMENT

         NOW, THEREFORE, the parties hereto agree for themselves, their permitted successors and assigns as follows:

         1. LICENSE Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, subject to the terms and conditions of this Agreement, a limited, nonexclusive, worldwide, royalty-free, nontransferable right and license to use, reproduce, modify, display, distribute and create derivative works of all versions of the software listed on Schedule A, attached hereto and incorporated herein, including the object code and source code therefor and all documentation relating thereto, and any generally commercially available up-grades or revisions thereto developed by Licensor during the term hereof (the "Software"), subject to the following conditions and restrictions:

              1.1. Restricted Use. Licensee may exercise the rights granted above solely for the purpose of complying with its continuing obligations under the Federated Agreement and for no other purpose whatsoever. Upon the expiration or termination of the Federated Agreement and Licensee's obligations thereunder, Licensee shall have no further right of any nature whatsoever in the Software or the related documentation.





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                 1.2.  Sublicensing; Transfer.  Except to the extent necessary to fulfill its continuing obligations under the Federated Agreement, or as otherwise provided herein, Licensee may not sell, sublicense, convey, assign, or otherwise transfer the Software or any Modifications (as hereinafter defined) to any third parties without Licensor's prior written consent, which may be withheld for any or no reason.

                 1.3. Copying. Except to the extent necessary to fulfill its continuing obligations under the Federated Agreement, the Software and Modifications may only be copied for distribution to the Licensee's facilities, or for archival or back-up purposes.

                 1.4. Notices. All copies of the Software and Modifications shall reproduce the Licensor's copyright and confidentiality notices, to the extent that the Software and Modifications provided by the Licensor contain such notices.

         2.  MODIFICATIONS.

                 2.1. Development of Modifications. To the extent necessary to fulfill its continuing obligations under the Federated Agreement, the Licensee may modify, develop enhancements to, or refinements or variations of the Software, or use the Software as a basis for creating alternative software, or request Licensor, pursuant to the provisions of Section 3.1 below, to do so. Such modifications or alternative software resulting from such use of the Software shall be referred to herein as the "Modifications."

                 2.2. Ownership of Modifications. The Licensee agrees that all right, title and interest in and to the Modifications created by or on behalf of the Licensee, shall be and remain in the Licensor. The Licensee shall promptly deliver to the Licensor the Modifications and any and all documentation relating thereto, but may retain copies thereof to the extent necessary to fulfill its continuing obligations under the Federated Agreement. The Licensee further agrees to cause its employees or agents, as needed, to execute any and all documents necessary to assign ownership of any and all rights in the Modifications to the Licensor or to otherwise perfect the Licensor's rights therein.

                 2.3. No duty. Except as otherwise provided herein or unless the parties agree in a separate document, the Licensor has no duty to update, modify, or enhance the Software for the benefit of the Licensee.

         3.  SERVICES.

                 3.1. Provision of Support Services. From time to time, upon reasonable prior written notice to Licensor, Licensee may request that Licensor develop such Modifications or perform the support and maintenance services described in Schedule B attached hereto and incorporated herein ("Support and Maintenance") as Licensee determines to be required in order to comply with its continuing obligations under the Federated Agreement. Licensee





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shall only request the development of such Modifications and the performance of such Support and Maintenance as Licensee determines in good faith is required in order for Licensee to comply with its continuing obligations under the Federated Agreement.

                 3.2. Leased Employee(s). The parties agree that any development of Modifications or performance of Support and Maintenance pursuant to this Agreement shall be provided by such Employee(s) of Licensor as Licensor shall designate, in its sole discretion, which Employee(s) shall be leased to Licensee on the terms and conditions provided below. Such Employee(s) shall possess a level of skill and competence consistent with that of skilled and competent computer industry professionals with a combination of experience at the systems level and specific experience with the Software appropriate for the specific task.

                 3.3. Statement of Work. At the time Licensee submits any request for the development of Modifications or the provision of Support and Maintenance pursuant to Section 3.1, the parties shall work together to develop a schedule for each Modification or for the performance of such Support and Maintenance and shall agree to a Statement of Work covering the same, which Statement of Work shall include the estimated duration of the required work (the "Lease Term").

         4. EMPLOYEE LEASING. Upon any request for the development of any Modification or the provision of Maintenance and Support pursuant to Section
3.1 hereof, Licensee shall enter into a lease arrangement with respect to the employee(s) designated by Licensor (the "Assigned Employees"), which shall continue for the duration of the Lease Term and any commercially reasonably required extension thereof, upon the following terms and conditions:

                 4.1. Taxes, etc. During the Lease Term, Licensor will be responsible for all matters related to the payment of federal, state and local payroll taxes, workers' compensation insurance, salaries and fringe benefits for the Assigned Employees.

                 4.2. Direction and Control. Licensee agrees that it shall be responsible for the direction and control of the Assigned Employees during the Lease Term, that it shall be solely responsible for the acts, omissions and work product of such Assigned Employees during the Lease Term, and that it shall have the sole responsibility for providing all facilities, furnishings, equipment and supplies for the Assigned Employees.

                 4.3. Employee Reversion. At any time during the Lease Term, Licensee may notify Licensor of any of the Assigned Employees whose services Licensee no longer requires. Such notice shall constitute an "Employee Reversion" with respect to each Assigned Employee listed in the notice, effective at midnight on the fifteenth day of the month in which the notification is received, or at midnight on the last day of that month if notice is given after the fifteenth day. At the end of the Lease Term or any extension thereof, there shall automatically occur an Employee Reversion with respect to all remaining Assigned Employees, effective on





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such date.  Following the effective date of an Employee Reversion relating to any specific Assigned Employee, the Assigned Employee will no longer perform any services for Licensee and Licensee shall not have any further obligation with respect to such Assigned Employee.

                 4.4. Employee Termination. Licensor retains the right to terminate any Assigned Employee at any time during the term of this Agreement, without the consent of Licensee, for appropriate cause in accordance with Licensor's standard personnel policies. Licensor shall consult in good faith with Licensee before terminating any Assigned Employee. Licensor shall promptly replace any Assigned Employee who resigns, is terminated, or otherwise ceases to perform services other than in connection with an Employee Reversion.

                 4.5. Compensation. In consideration of Licensor providing the development of Modifications and Software Support and Maintenance requested in Section 3.1, Licensee shall pay Licensor the leased employee fees specified in Schedule C.

         5. OWNERSHIP RIGHTS. The Licensee hereby acknowledges and agrees that the Software and all Modifications are the valuable, confidential and secret property of the Licensor and the Licensor owns all right, title and interest in and to the Software and Modifications, including, without limitation, all ancillary and interface system software, all current and future enhancements, modifications, revisions, upgrades, new releases, and derivative works thereof, all documentation related thereto, and all copyrights, trade secrets, and patents therein and/or any registrations in, or the right to register, the copyrights, trade secrets or patents, and any and all renewals, reversions and extensions of any such copyrights, trade secrets or patents, in the United States and every other country in the world.

         6. DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY. LICENSEE AGREES THAT THE SOFTWARE AND DOCUMENTATION IS LICENSED HEREUNDER ON AN "AS IS" BASIS WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE LIABLE FOR LOSS OF PROFITS, USE OR INTERRUPTION OF BUSINESS, DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES ARISING OUT OF OR RELATING TO THE LICENSEE'S USE OF THE SOFTWARE, EVEN IF THE LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.  COVENANTS.

                 7.1. Licensor. Licensor agrees, during the term hereof, that it will not use or sublicense the Software in a manner that violates Section 2(b) of the Federated Agreement. Licensor further agrees, during the term hereof, to make available Support and Maintenance





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services to clients of Federated which are valid licensees of the Software, upon terms and conditions comparable to those commercially available to licensee's of the Software, generally.

                 7.2. Licensee. Licensee agrees, during the term hereof, to comply with its obligations under the Federated Agreement, including its obligations under Section 2(a) of the Federated Agreement.

         8. INDEMNIFICATION. The Licensee agrees to indemnify, defend and hold harmless the Licensor against any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs) arising out of or related to (a) the exercise by Licensee of any of the rights granted to Licensee herein, (b) the performance of any services as set forth in Section 4 hereof, and (c) any breach by Licensee of any representation, warranty or covenant of Licensee hereunder. Licensor agrees to indemnify, defend and hold harmless the Licensee against any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs) arising out of any breach of Licensor's obligations under Section 7.1 hereof.

         9.  MISCELLANEOUS.

                 9.1. Term. This Agreement becomes effective upon the execution by both of the parties hereto and shall continue in effect until the earlier of (a) the expiration or termination of the Federated Agreement and the obligations of Licensee thereunder or (b) the fifth anniversary date of the First Installation (as defined in Section 1 of the Federated Agreement), at which time this Agreement shall terminate and shall have no further effect.

                 9.2. Successors and Assigns. None of the rights granted to or obligations assumed by the Licensee hereunder may be assigned, sold, subcontracted or otherwise transferred without the prior written consent of the Licensor; provided that Licensee may assign all or any part of its rights or obligations hereunder to any of its Affiliates (as defined below), but shall remain fully responsible for the compliance by its Affiliate with all of the terms, conditions, limitations and restrictions contained herein. As used in this Agreement, the term "Affiliate" means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, Licensee. Any attempt to assign or transfer any of the rights, duties or obligations under this Agreement in contravention of this paragraph is void.

                 9.3. Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

                 9.4. Notices. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been given when received by certified mail, return receipt requested, or sent by telefax to the party at the address set forth with its signature below.





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                 9.5.  Amendment and Modification.  This Agreement may be
amended, modified or supplemented only by a written agreement signed by both parties.

                 9.6. Interpretation of Agreement. In the event that any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.

                 9.7. Multiple Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

                 9.8. Section Headings. The section and subsection headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

                 9.9. Entire Agreement. This Agreement and the Purchase Agreement constitute the complete understanding between the parties with respect to the subject matter hereof and supersedes all previous written or oral agreements and representations.

                 9.10. Relationship of Parties. This Agreement is not intended to and does not create a partnership or joint venture relationship among the parties. No employee of Licensor shall be entitled to any Licensee or BSI benefits and no such employee is covered by the workers compensation insurance of Licensee or BSI. Licensor has no authority to enter into any contracts or agreements on behalf of Licensee or to make any warranties or representations that purport to bind Licensee.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the year and date first above written.

BANCCORP SYSTEMS, INC.                   FIDELITY ASSET MANAGEMENT SERVICES, LLC

By: /s/ Alan C. Stanford                 By: /s/ Paul J. Hondros
   ---------------------------              ---------------------------

Title: President                         Title: President
      ------------------------                 ------------------------
NOTICE:                                  NOTICE:

Broadway & Seymour, Inc.                 82 Devonshire Street
128 South Tryon Street, Suite 1000       Boston, MA 02110
Charlotte, North Carolina 28101-5050     Attn: Jay Freedman, Esq.
Fax: (704) 344-3542                      Fax: (617) 476-0932





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                                   SCHEDULE A
                                       TO
                     LICENSE AND SUPPORT SERVICES AGREEMENT



                            TRUSTPROCESSOR SOFTWARE


Technical Description of Trust Processor


TrustProcessor is a general ledger based system that is used by bank trust departments, trust companies, private family trusts, non-profit foundations, universities and religious organizations to manage personal trusts, charitable trusts, pooled funds and common funds.

TrustProcessor International is a general ledger based asset management system used by private off-shore banks for asset management and shareholder accounting for mutual funds. Current value for bid and offer price can be calculated for each mutual fund through the system's Net Asset Value Calculator. Calculations may be defined differently for each fund and may be run on any frequency as needed. A Shareholder Register may also be produced for each fund. Provides multi- currency functionality.

                   The Key Functionality and Features of TrustProcessor Include:

                          -       General Ledger Based
                          -       Trade/Settlement Date Accounting
                          -       Manages Charitable Trusts
                                           CRUTS, CRATS, Pooled
                                           Income Funds
                          -       Manages Mutual Funds and
                                           Common Trust Funds
                          -       Consolidates Multiple Asset
                                           Managers
                          -       Self Directed IRA's
                          -       Customized Reports and Forms
                          -       Multiple Report Controllers
                          -       Purchase/Sale Advice Notices
                          -       On-Line Customer Inquiry
                          -       1099 Forms/Magnetic Media
                                           Reporting
                          -       Central Name & Address File
                          -       Automatic Market Pricing and
                                           Dividend Mapping

                          -       Automatic Cash Sweep and
                                           Interest Accruals
                          -       Expense and Beneficiary Check
                                           Writing
                          -       Regenerating Tickler File
                          -       Automatic Trust Fee Calculations
                          -       Multi-Level System Security
                          -       Automatic Conversion of
                                        Customer Data, Balances,
                                           and History available
                          -       Portfolio Modeling
                                           Add-on Module available
                          -       Net Asset Value Calculator
                                           Add-on Module available
                          -       Interfaces to IRS Tax Form
                                           Preparation Software
                          -       Interfaces with several Cash
                                           Management Firms
                          -       Interfaces with Lotus 1-2-3





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                                   SCHEDULE B
                                       TO
                     LICENSE AND SUPPORT SERVICES AGREEMENT


                            SUPPORT AND MAINTENANCE


              "Support and Maintenance" means customary maintenance services relating to the Software, including, without limitation, (i) the installation of modifications and improvements to the Software in order to prevent or remedy unintended results, to provide greater efficiency and ease of operations, or to fulfill federal regulatory requirements, and (ii) the provision of cooperation and assistance in obtaining and providing relevant information, documentation and related materials concerning errors, issues, needs and priorities and in implementing support and maintenance corrections and procedures.





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                                   SCHEDULE C
                                       TO
                     LICENSE AND SUPPORT SERVICES AGREEMENT


                              LEASED EMPLOYEE FEES


Development of Modifications Services:

              Licensor's then prevailing rates

Support and Maintenance Services:

              Licensor's then prevailing rates





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